Exhibit (a)(28)
Transcript
Wayne Brownlee Talks About Our Nutrients
The following discussion includes forward-looking statements. Such forward-looking statements are given as of the date of this video and involve risks and uncertainties.
A number of factors and assumptions were applied in the formulation of such statements. Actual results could differ materially and there can be no assurance of future performance or market trends. Historical performance does not assure future performance.
For additional information with respect to forward-looking statements, factors, and assumptions, we direct you to the company’s most recent Form 10-K available at www.potashcorp.com.

Speaker:	Wayne Brownlee
Executive Vice President and Chief Financial Officer
The biggest thing with potash are the barriers to entry are significant. It’s a high-capital cost business, and by the time you make a decision to go with it and actually be in a positive cash flow position, you’re looking at seven to eight years, and that length of time is what generates the uncertainty.
In nitrogen, you can make an investment decision, and you have it up and running in two years, so your risk period is two years, and you can get on with it. And so it makes it much easier to make an investment decision.
And phosphate is somewhere in between, but it’s not close to the seven years.
So that timeline has the biggest influence in the amount of risk that you’re prepared to take.
Important Information
This discussion is neither an offer to purchase nor the solicitation of an offer to sell any securities. On August 23, 2010, PotashCorp filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) with respect to the offer to purchase commenced by BHP Billiton Development 2 (Canada) Limited, a wholly-owned subsidiary of BHP Billiton Plc.
Investors and security holders of PotashCorp are urged to read the solicitation/recommendation statement and any other relevant documents filed with the SEC, because they contain important information. Investors and security holders may obtain a free copy of the solicitation/recommendation statement and other documents that PotashCorp files with the SEC through the website maintained by the SEC at www.sec.gov and through the website maintained by PotashCorp at www.potashcorp.com. In addition, the solicitation/recommendation statement and other documents filed by PotashCorp with the SEC may be obtained from PotashCorp free of charge by directing a request to Potash Corporation of Saskatchewan Inc., 122 – 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, (306) 933-8500.

Transcript
David Delaney Outlines Our Markets
The following discussion includes forward-looking statements. Such forward-looking statements are given as of the date of this video and involve risks and uncertainties.
A number of factors and assumptions were applied in the formulation of such statements. Actual results could differ materially and there can be no assurance of future performance or market trends. Historical performance does not assure future performance.
For additional information with respect to forward-looking statements, factors, and assumptions, we direct you to the company’s most recent Form 10-K available at www.potashcorp.com.

Speaker:	David Delaney
Executive Vice President and Chief Operating Officer
With North American farmers, it’s a mature market, it’s a healthy market. You’ve got great soils, great balance sheets. The debt to equity is quite low.
As you go around the world, you know, it’s a much different situation. You have a much lower land available per farmer.
For example, in China or India, you know, a larger farmer may be 20 acres or 30 acres, so he has to get a very good return just on that small amount of land.
We’re seeing in China, for example, more subsidies. There’s low-interest loans, grain subsidies, the ability to market that product.
And I think the government at the end of the day understands that they need to improve their yields or increase their annual production just to maintain the population growth, but also the growth in food and protein consumption.
India is a little different situation. Fertilizer’s subsidized. You have 1.25 billion people. About half of those folks are involved in farming. So being a democratic society, it’s very important that the politicians keep the farmers happy. So as we go forward and the Indians try to, you know, produce and supply the requirements of the Indian people, it’s important, I think, that the subsidy probably remains in place so these Indian farmers have access to low-cost fertilizer, and they can maintain the grain production that they’re currently at.
Now, if you look at their yields, they’re actually about half of what China is, so they have a lot of room to grow.
And also their inventories are extremely low, so they really don’t have any luxury of not buying or consuming fertilizer in a year. There is tremendous pressure on that government in that country to improve and increase production.
China is much the similar way. They have, you know, better inventories, but at the end of the day, it just takes really one bad year, and those inventories are wiped out, so we see, you know, tremendous pressure on those countries.
Brazil is a major soybean producer just behind the United States, and they are a major supplier of soybeans to China.
China will produce 15 million tonnes, but they consume 50, so they require Argentina, Brazil, and the United States to supply that shortfall.
Brazil soils are very potash deficient, so they really don’t have the luxury of waiting a year to not use potash.

The shortfall in Brazil is their lack of infrastructure. About 90 percent of what is shipped from the port to the interior and back is by truck, and that takes a lot of trucks to move, to coordinate.
They have a lack of port — a lack of storage at the port facility, so once ships go down there, they just don’t automatically unload product into a warehouse, and the products move just quickly to the interior. Sometimes these ships can wait, you know, 25 to 30 days, and at anywhere from $17,000 to $25,000 a day for a ship, that gets quite expensive, so Brazil needs to develop their overall infrastructure, the ability to deliver by rail, and the ability to add more storage capacity, you know, along the coast. That’s probably their biggest impediment right now.
As you go to Southeast Asia, they’re a major oil palm producer, and about 70 percent of their potash consumed goes into the oil palm industry, and that’s used for cooking oils or other industrial purposes. And they’ve really blossomed in the last five years from an oil palm production standpoint. So those are major markets for us.
Thailand, Korea, Japan, The Philippines are all important markets primarily for rice, wheat, vegetables, fruits and vegetables, and are major export markets for the potash producers of Saskatchewan or Canpotex.
Important Information
This discussion is neither an offer to purchase nor the solicitation of an offer to sell any securities. On August 23, 2010, PotashCorp filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) with respect to the offer to purchase commenced by BHP Billiton Development 2 (Canada) Limited, a wholly-owned subsidiary of BHP Billiton Plc.
Investors and security holders of PotashCorp are urged to read the solicitation/recommendation statement and any other relevant documents filed with the SEC, because they contain important information. Investors and security holders may obtain a free copy of the solicitation/recommendation statement and other documents that PotashCorp files with the SEC through the website maintained by the SEC at www.sec.gov and through the website maintained by PotashCorp at www.potashcorp.com. In addition, the solicitation/recommendation statement and other documents filed by PotashCorp with the SEC may be obtained from PotashCorp free of charge by directing a request to Potash Corporation of Saskatchewan Inc., 122 – 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, (306) 933-8500.

Transcript
Bill Doyle on Our Opportunity:
5-Way Leverage
The following discussion includes forward-looking statements. Such forward-looking statements are given as of the date of this video and involve risks and uncertainties.
A number of factors and assumptions were applied in the formulation of such statements. Actual results could differ materially and there can be no assurance of future performance or market trends. Historical performance does not assure future performance.
For additional information with respect to forward-looking statements, factors, and assumptions, we direct you to the company’s most recent Form 10-K available at www.potashcorp.com.

Speaker:	Bill Doyle
President and Chief Executive Officer
Potash Corporation has multiple levers. We call it quintuple leverage to Potash.
Our competitors have one lever, which is price.
Potash Corporation has price, has that lever too. Second, is volume improvements. We expect to roughly double our operational capability between 2005 and 2015.
And then we’re going to have lower costs because we’re going to spread our fixed costs over more units.
And then we’re going to have the tax advantage of having our profits tax capped, even with the new tax regime, which was just defined by the government. Anything we produce essentially over 5.7 million tonnes is going to be without profits tax.
And then the value of all of our equity investments in potash, we’ll be able to take advantage of the same growth prospects.
Again, they don’t have the multiple levers that we have, but they’re one of our levers, so that quintuple leverage that no other potash producer in the world has is one of the very compelling reasons why Potash Corporation is such an outstanding company.
Important Information
This discussion is neither an offer to purchase nor the solicitation of an offer to sell any securities. On August 23, 2010, PotashCorp filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) with respect to the offer to purchase commenced by BHP Billiton Development 2 (Canada) Limited, a wholly-owned subsidiary of BHP Billiton Plc.
Investors and security holders of PotashCorp are urged to read the solicitation/recommendation statement and any other relevant documents filed with the SEC, because they contain important information. Investors and security holders may obtain a free copy of the solicitation/recommendation statement and other documents that PotashCorp files with the SEC through the website maintained by the SEC at www.sec.gov and through the website maintained by PotashCorp at www.potashcorp.com. In addition, the solicitation/recommendation statement and other documents filed by PotashCorp with the SEC may be obtained from PotashCorp free of charge by directing a request to Potash Corporation of Saskatchewan Inc., 122 – 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, (306) 933-8500.